Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2014, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Ramco-Gershenson Properties Trust and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ramco-Gershenson Properties Trust and subsidiaries on Forms S-3 (File No. 333-190546, effective August 9, 2013 and File No. 333-174805, effective June 9, 2011) and on Forms S-8 (File No. 333-66409, effective October 30, 1998, File No. 333-121008, effective December 6, 2004, File No. 333-160168, effective July 14, 2009, and FIle No. 333-182514, effective July 9, 2012).

/s/ GRANT THORNTON LLP
Southfield, Michigan
February 27, 2014